EXHIBIT 99.2

UNAUDITED, PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited, pro forma combined financial information describes the pro forma effect of our merger with Bioenvision Inc., or Bioenvision, on our statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007, as if the merger had occurred on January 1, 2006, and our balance sheet as of June 30, 2007, as if the transaction had occurred on this date. Our historical results are reported based on a calendar year, as compared to the results for Bioenvision, which have been historically reported based on a fiscal year ending June 30th.  In the pro forma combined financial information, we have recast the historical financial information for Bioenvision for the years ending June 30, 2007 and 2006 to conform with the calendar year presentation of our financial statements for the year ending December 31, 2006 and the six months ended June 30, 2007 by adding subsequent interim periods and deducting comparable preceding periods. In addition, certain other historical financial information of Bioenvision has been reclassified to conform with the presentation of our historical financial statements.

The unaudited, pro forma combined financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date or for the period presented, or which may be obtained in the future. To produce the pro forma financial information, we allocated the purchase price using our best estimates. The unaudited, pro forma combined balance sheet and statements of operations should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and the consolidated financial statements, including the notes thereto, of Bioenvision.   Our historical financial statements are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed with the SEC on August 9, 2007 and our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.  Bioenvision’s historical financial statements are included in Exhibit 99.1 to this Current Report on Form 8-K/A.

We have prepared the unaudited, pro forma financial information using the purchase method of accounting for the merger. We expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of the merger with Bioenvision. The unaudited, pro forma combined financial statements and related notes do not reflect these potential expenses and efficiencies.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2007
(Amounts in thousands, except per share amounts)

	Historical Genzyme Corporation and Subsidiaries	Historical Bioenvision, Inc.	Pro Forma Adjustments	Footnote Reference		Pro Forma Genzyme Corporation and Subsidiaries

Revenues:
Net product sales	$1,643,672	$9,867	$(3,999)	[A1	]	$1,649,540
Licensing and royalty revenue	—	1,841	(1,569)	[A2	]	272
Net service sales	158,356	—	—			158,356
Research and development revenue	14,574	—	—			14,574
Total revenues	1,816,602	11,708	(5,568)			1,822,742

Operating costs and expenses:
Cost of products sold	317,976	2,130	(281)	[A1	]
			(105)	[A2	]
			176	[A3	]	319,896
Cost of services sold	102,085	—	—			102,085
Selling, general and administrative	608,501	16,147	105	[A2	]
			(76)	[A4	]
			129	[A4	]
			(1,667)	[A5	]	623,139
Research and development	364,562	7,481	(3,718)	[A1	]
			(1,569)	[A2	]	366,756
Amortization of intangibles	99,482	463	9,163	[A6	]	109,108
Charge for impaired assets	—	3,311	—			3,311
Total operating costs and expenses	1,492,606	29,532	2,157			1,524,295

Operating income (loss)	323,996	(17,824)	(7,725)			298,447

Other income (expenses):
Equity in income (loss) of equity method investments	11,557	—	—			11,557
Minority interest	3,927	—	—			3,927
Gain (loss) on investment in equity securities	12,931	—	—			12,931
Other	(803)	—	—			(803)
Investment income	33,465	875	—			34,340
Interest expense	(7,809)	83	—			(7,726)
Total other income (expenses)	53,268	958	—			54,226

Income (loss) before income taxes	377,264	(16,866)	(7,725)			352,673
(Provision for) benefit from income taxes	(135,283)	—	2,315	[A7	]	(132,968)
Net income (loss)	$241,981	$(16,866)	$(5,410)			$219,705

Net income (loss) per share:
Basic	$0.92					$0.83

Diluted	$0.88					$0.80

Weighted average shares outstanding:
Basic	263,693					263,693

Diluted	280,244					280,244

See Notes to Unaudited, Pro Forma Combined Financial Statements.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(Amounts in thousands, except per share amounts)

	Historical Genzyme Corporation and Subsidiaries	Historical Bioenvision, Inc.	Pro Forma Adjustments	Footnote Reference		Pro Forma Genzyme Corporation and Subsidiaries
Revenues:
Net product sales	$2,887,409	$5,862	$(3,636)	[A1	]	$2,889,635
Licensing and royalty revenue		2,785	(2,176)	[A2	]	609
Net service sales	282,118	—	—			282,118
Research and development revenue	17,486	2,262	(1,429)	[A1	]	18,319
Total revenues	3,187,013	10,909	(7,241)			3,190,681

Operating costs and expenses:
Cost of products sold	536,388	2,217	(354)	[A1	]
			(45)	[A2	]
			753	[A3	]	538,959
Cost of services sold	199,283	—	—			199,283
Selling, general and administrative	1,010,400	23,025	90	[A2	]
			(116)	[A4	]
			259	[A4	]	1,033,658
Research and development	649,951	20,869	(4,711)	[A1	]
			(2,221)	[A2	]	663,888
Amortization of intangibles	209,355	859	18,393	[A6	]	228,607
Purchase of in-process research and development	552,900	—	—			552,900
Charge for impairment of goodwill	219,245	—	—			219,245
Total operating costs and expenses	3,377,522	46,970	12,048			3,436,540

Operating income (loss)	(190,509)	(36,061)	(19,289)			(245,859)

Other income (expenses):
Equity in income of equity method investments	15,705	—	—			15,705
Minority interest	10,418	—	—			10,418
Gains on investment in equity securities, net	73,230	—	—			73,230
Other	(2,045)	—	—			(2,045)
Investment income	56,001	1,780	—			57,781
Interest expense	(15,478)	(57)	—			(15,535)
Total other income (expenses)	137,831	1,723	—			139,554

Income (loss) before income taxes	(52,678)	(34,338)	(19,289)			(106,305)
(Provision for) benefit from income taxes	35,881	—	5,074	[A7	]	40,955
Net income (loss)	$(16,797)	$(34,338)	$(14,215)			$(65,350)

Net income (loss) per share:
Basic	$(0.06)					$(0.25)

Diluted	$(0.06)					$(0.25)

Weighted average shares outstanding:
Basic	261,624					261,624

Diluted	261,624					261,624

See Notes to Unaudited, Pro Forma Combined Financial Statements.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED BALANCE SHEETS
As of June 30, 2007
(Amounts in thousands, except par value amounts)

	Historical Genzyme Corporation	Historical Bioenvision, Inc.	Pro Forma Adjustments	Footnote Reference		Pro Forma Genzyme Corporation
ASSETS
Current assets:
Cash and cash equivalents	$791,441	$43,682	$(329,079)	[A8	]	$506,044
Short-term investments	89,010	5,489	—			94,499
Accounts receivable, net	826,516	9,074	(4,059)	[A8	]
			(618)	[A9	]	830,913
Inventories	431,610	1,131	(170)	[A8	]
			929	[A8	]	433,500
Prepaid expenses and other current assets	114,303	1,663	4,418	[A8	]	120,384
Deferred tax assets	131,305	—	(2,598)	[A8	]	128,707
Total current assets	2,384,185	61,039	(331,177)			2,114,047
Property, plant and equipment, net	1,742,651	321	(321)	[A8	]	1,742,651
Long-term investments	617,197	—	—			617,197
Goodwill, net	1,299,940	1,540	66,359	[A8	]	1,367,839
Other intangible assets, net	1,420,481	3,356	169,914	[A8	]	1,593,751
Deferred tax assets-noncurrent	54,401		12,436	[A8	]	66,837
Investments in equity securities	76,975	—	—			76,975
Other noncurrent assets	59,035	3,537	(3,099)	[A8	]	59,473
Total assets	$7,654,865	$69,793	$(85,888)			$7,638,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,555	$227	$—			$88,782
Accrued expenses	596,976	12,487	16,128	[A8	]
			4,554	[A8],[A10	]
			(6,706)	[A8	]
			(618)	[A9	]
			2,672	[A10	]	625,493
Income taxes payable	5,605	—	70,529	[A8	]	76,134
Deferred revenue and other income	12,828	514	(499)	[A9	]	12,843
Current portion of long-term debt and capital lease obligations	6,413	—				6,413
Total current liabilities	710,377	13,228	86,060			809,665
Long-term debt and capital lease obligations	116,388	—	—			116,388
Convertible notes	690,000	—	—			690,000
Deferred revenue-noncurrent	6,797	6,557	(6,440)	[A9	]	6,914
Other noncurrent liabilities	52,883	—	—			52,883
Total liabilities	1,576,445	19,785	79,620			1,675,850

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value	—					—
Common stock - Genzyme General Stock, $0.01 par value	2,637		—			2,637
Additional paid-in capital	5,229,943		—			5,229,943
Notes receivable from stockholders	(15,362)					(15,362)
Accumulated earnings (deficit)	588,503		(115,500)	[A8	]	473,003
Accumulated other comprehensive income	272,699					272,699
Bioenvision, Inc. convertible participating preferred stock, $0.001 par value		2	(2)	[A11	]	—
Bioenvision, Inc. common stock, $0.001 par value		55	(55)	[A11	]	—
Bioenvision, Inc. additional paid-in capital		173,022	(173,022)	[A11	]	—
Bioenvision, Inc. accumulated deficit		(122,809)	122,809	[A11	]	—
Bioenvision, Inc. accumulated other comprehensive income	—	(262)	262	[A11	]	—
Total stockholders’ equity	6,078,420	50,008	(165,508)			5,962,920
Total liabilities and stockholders’ equity	$7,654,865	$69,793	$(85,888)			$7,638,770

See Notes to Unaudited, Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED, PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited, pro forma combined financial information describes the pro forma effect of our merger with Bioenvision on our statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007, as if the merger had occurred on January 1, 2006, and our balance sheet as of June 30, 2007 as if the transaction had occurred on this date. Certain historical financial information of Bioenvision has been reclassified in the pro forma adjustments to conform to the presentation of our historical financial statements. Our unaudited, pro forma combined financial statements reflect the elimination of all intercompany balances between us and Bioenvision.

(1). Acquisition of Bioenvision

On May 29, 2007, we entered into an agreement and plan of merger with Bioenvision, a publicly-traded biopharmaceutical company based in New York City and Edinburgh, Scotland, and Wichita Bio Corporation, one of our wholly-owned subsidiaries, to acquire Bioenvision in an all-cash transaction valued at $11.20 per outstanding share of Bioenvision Series A Preferred Stock (plus accrued but unpaid dividends) and $5.60 per outstanding share of Bioenvision Common Stock, or approximately $345 million in aggregate. Bioenvision is focused on the acquisition, development and marketing of compounds and technologies for the treatment of cancer, autoimmune disease and infection. Effective October 23, 2007, we completed the acquisition of Bioenvision. This acquisition was completed through a two step process consisting of a tender offer completed in July 2007, and a merger approved in October 2007.

Tender Offer

On July 10, 2007, we completed the tender offer and purchased 2,250,000 shares of Bioenvision Series A Preferred Stock for $25.2 million, which we recorded as a component of investments in equity securities, and 8,398,098 shares of Bioenvision Common Stock for $47.0 million. As a result of the tender offer, we acquired approximately 22% of the then outstanding shares of Bioenvision Common Stock on an as-converted basis, including 100% of the outstanding Bioenvision Series A Preferred Stock.

Stockholder Approval of the Merger

On October 22, 2007, a special meeting of the Bioenvision stockholders was held to seek approval for the merger. Holders of a majority of the issued and outstanding shares of Bioenvision Common Stock and Bioenvision Series A Preferred Stock, voting together as a single class on an as converted basis, approved the merger. On October 23, 2007, we paid approximately $245 million in cash consideration to the former Bioenvision stockholders and Bioenvision Common Stock ceased trading and was delisted from The Nasdaq Stock Market, Inc., or NASDAQ. In the fourth quarter of 2007, we paid approximately $11 million of cash for the outstanding options to purchase shares of Bioenvision Common Stock.

In connection with the merger, holders of 2,880,000 shares of Bioenvision Common Stock, representing less than 5% of the outstanding shares of Bioenvision Common Stock on an as-converted basis immediately before the merger became effective, submitted written demands for appraisal of their shares and have, as a result, elected not to accept the $5.60 per share merger consideration. We refer to these stockholders as dissenting stockholders.

(2) PURCHASE PRICE ALLOCATION

The aggregate purchase price is comprised of the following (amounts in thousands):

Purchase of 52,157,771 shares of Bioenvision Common Stock	$292,084
Purchase of 2,250,000 shares of Bioenvision Series A Preferred Stock	25,200
Buy out of options to purchase shares of Bioenvision Common Stock	11,975
Initial cash payments	329,259
Liability for the purchase of the 2,880,000 shares of Bioenvision Common Stock from the dissenting stockholders	16,128
Acquisition costs	4,554
Total purchase price	$349,941

We allocated the aggregate purchase price of approximately $349.9 million to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities of Bioenvision as follows (amounts in thousands):

Cash and cash equivalents	$43,862
Short-term investments	5,489
Accounts receivable	4,397
Inventories	1,890
Other current assets	3,483
Goodwill	67,899
Other intangible assets (to be amortized straight-line over 9 years)	173,270
In-process research and development	125,500
Deferred tax assets - noncurrent	2,436
Other noncurrent assets	438
Assumed liabilities:
Income tax payable	(70,529)
Other	(8,194)
Allocated purchase price	$349,941

The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed amounted to $67.9 million, which was allocated to goodwill. We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

The allocation of the purchase price remains subject to potential adjustments, including adjustments for liabilities associated with certain exit activities.

In connection with our acquisition of Bioenvision, we acquired in-process research and development, or IPR&D, related to Bioenvision’s adult acute myeloid leukemia and myelodysplastic syndrome development projects.

As of October 23, 2007, the date of the merger, neither of these projects had reached technological feasibility nor had an alternative future use. Accordingly, we allocated $125.5 million to IPR&D, of which $19.1 million was charged to equity in net income (loss) of equity method investments for the nine months ended September 30, 2007 and $106.4 million will be charged to our consolidated statement of operations in the fourth quarter of 2007.  The $125.5 million total IPR&D charges are material non-recurring charges and, therefore, are not reflected in our unaudited, pro forma combined statement of operations for the year ended December 31, 2006 or the six months ended June 30, 2007.

Management assumes responsibility for determining the IPR&D valuation. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. We used a discount rate of 17% and cash flows that have been probability-adjusted to reflect the risks of advancement through the product approval process. In estimating future cash flows, we also considered other tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution of these assets.

(3) PRO FORMA ADJUSTMENTS

I.  Unaudited, Pro Forma Combined Statements of Operations of Genzyme

(A1)

To reclassify amounts recorded to revenue and cost of products sold related to Bioenvision’s research agreement with Cardiff University to research and development expense to reflect the arrangement on a net basis, based on the application of our revenue recognition policy.

(A2)	To eliminate the royalty revenue Bioenvision recorded related to Genzyme’s sales of Clolar against Genzyme’s corresponding royalty expense.

(A3)	To record charges to cost of products sold associated with the increased basis for the Bioenvision inventory of $0.9 million.

(A4)	To record:

•

reductions to selling general and administrative expenses, or SG&A, to eliminate Bioenvision’s historical depreciation expense in connection with the write off of Bioenvision’s fixed assets effective January 1, 2007 for purposes of our proforma statements of operations; and

• charges to SG&A related to the amortization of the value assigned to favorable lease agreements.

(A5)

To eliminate $1.7 million of non-recurring transaction costs included in the historical statement of operations of Bioenvision for the six months ended June 30, 2007. There were no similar transaction costs including in the historical statement of operations of Bioenvision for the year ended December 31, 2006.

(A6)

To record the amortization of acquired other intangible assets, all of which will be amortized over 9 years, for the year ended December 31, 2006 and the six months ended June 30, 2007 (amounts in thousands):

Other Intangible Assets:	Assigned Value	Annual Amortization	Six Months Amortization
Completed technology	$26,750	$2,972	$1,486
Core technology	146,520	16,280	8,140
Total	$173,270	$19,252	$9,626

(A7)	To adjust the tax provision for the impact of the historical losses of Bioenvision and the taxable pro forma adjustments related to the acquisition.

II. Unaudited, Pro Forma Combined Balance Sheets of Genzyme

(A8)                        To record the acquisition of the net assets of Bioenvision.   The other intangible assets of approximately $173.3 million are comprised of the following (amounts in thousands):

Other Intangible Assets:	Assigned Value
Completed technology	$26,750
Core technology	146,520
Total	$173,270

Material non-recurring charges, such as the acquired IPR&D charge of $125.5 million resulting from the merger, are not reflected in our unaudited, pro forma combined statements of operations for the year ended December 31, 2006 or six months ended June 30, 2007. The $125.5 million allocated to IPR&D has been charged to accumulated deficit for purposes of the pro forma balance sheet presentation only.  IPR&D charges totaling $19.1 million were charged to equity in net income (loss) of equity method investments in our historical statement of operations for the nine months ended September 30, 2007 and $106.4 million will be charged to charge for in-process research and development in our consolidated statement of operations for the fourth quarter of 2007.

(A9)	To eliminate:

	•	the portion of Bioenvision’s accounts receivable balance due from us against the portion of our accrued expenses due to Bioenvision; and

	•	the portion of Bioenvision’s historical deferred revenue balances (current and noncurrent) related to us.

(A10)	To accrue the following expenses which have not been reflected in our historical balances as of June 30, 2007:

	•	$4.6 million for the estimated merger costs we expect to incur; and

	•	$2.7 million for severance and bonus payments to certain officers of Bioenvision that we would be contractually obligated to pay.

The amount of merger costs we incurred prior to June 30, 2007 was not significant.

(A11)	To eliminate Bioenvision’s historical stockholders’ equity amounts totaling $50.0 million.